Exhibit 99.4

Trammell Crow Company
Summarized Operating Data by Segment
(in thousands)
(UNAUDITED)

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2003	2002	2003	2002
	(A)	(A), (B)		(A), (B)
Global Services:
Total revenues	$465,095	$481,207	$156,448	$161,676
Operating costs and expenses	454,180	476,328	151,786	156,367
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	10,915	4,879	4,662	5,309

Minority interest, before income taxes	488	2,668	226	210
Income from investments in unconsolidated subsidiaries, before income taxes	1,465	1,612	875	111
Income from continuing operations, before income taxes	12,868	9,159	5,763	5,630
Income from discontinued operations, before income taxes	253	79	—	79
Income before income taxes	13,121	9,238	5,763	5,709
Depreciation and amortization	11,882	12,867	3,418	4,142
Interest	1,486	1,709	337	484
EBITDA (E)	$26,489	$23,814	$9,518	$10,335

Development and Investment:
Total revenues	$32,267	$47,350	$10,824	$15,813
Operating costs and expenses	45,949	49,658	14,077	16,022
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(13,682)	(2,308)	(3,253)	(209)

Minority interest, before income taxes	2,915	(1,061)	825	(737)
Income from investments in unconsolidated subsidiaries, before income taxes	7,255	6,664	102	673
Income (loss) from continuing operations, before income taxes	(3,512)	3,295	(2,326)	(273)
Income (loss) from discontinued operations, before income taxes	1,032	1,424	(302)	1,489
Income (loss) before income taxes	(2,480)	4,719	(2,628)	1,216
Depreciation and amortization (C)	1,509	769	516	272
Interest (D)	4,508	6,144	1,432	2,084
EBITDA (E)	$3,537	$11,632	$(680)	$3,572

Total:
Total revenues	$497,362	$528,557	$167,272	$177,489
Operating costs and expenses	500,129	525,986	165,863	172,389
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(2,767)	2,571	1,409	5,100

Minority interest, before income taxes	3,403	1,607	1,051	(527)
Income from investments in unconsolidated subsidiaries, before income taxes	8,720	8,276	977	784
Income from continuing operations, before income taxes	9,356	12,454	3,437	5,357
Income (loss) from discontinued operations, before income taxes	1,285	1,503	(302)	1,568
Income before income taxes	10,641	13,957	3,135	6,925
Depreciation and amortization (C)	13,391	13,636	3,934	4,414
Interest (D)	5,994	7,853	1,769	2,568
EBITDA (E)	$30,026	$35,446	$8,838	$13,907

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the six months ended June 30, 2003, and for the three and nine months ended September 30, 2002, have been reclassified to conform to the presentation for the three months ended September 30, 2003. These reclassifications did not have any impact on income (loss) before income taxes or EBITDA.

(B) In the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  None of these reclassifications had any impact on income (loss) before income taxes. The reclassifications did reduce Global Services segment EBITDA for the three and nine months ended September 30, 2002 by $704 and $2,190, respectively.

(C)  Includes depreciation and amortization related to discontinued operations of $0 and $4 for the three and nine months ended September 30, 2003, respectively.  There was no depreciation and amortization related to discontinued operations for the three and nine months ended September 30, 2002.

(D)  Includes interest related to discontinued operations of $211 and $225 for the three and nine months ended September 30, 2003, respectively, and $30 and $30 for the three and nine months ended September 30, 2002, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.